Exhibit 99.2

Soulpower Acquisition Corporation Announces Closing of $250,000,000 Initial Public Offering

Each Unit Includes One Class A Ordinary Share and
One Share Right to Receive 1/10th of a Class A Ordinary Share

New York, NY, April 3, 2025 – Soulpower Acquisition Corporation (NYSE: SOUL.U) (the “Company”) announced today the closing of its initial public offering of 25,000,000 units which was upsized and which includes the purchase by the underwriters of 3,000,000 additional Units at the offering price, reflecting the partial exercise of their option to purchase up to an additional 3,300,000 Units to cover over-allotments, at a price of $10.00 per unit, resulting in gross proceeds of $250,000,000. The units began trading on the New York Stock Exchange (“NYSE”) on April 2, 2025, under the ticker symbol “SOUL.U.” Each unit consists of one Class A ordinary share and one right (the “Share Right”) to receive one tenth (1/10) of one Class A ordinary share upon the consummation of an initial business combination. An amount equal to $10.00 per unit was deposited into a trust account upon the closing of the offering. Once the securities constituting the units begin separate trading, the Class A ordinary shares and Share Rights are expected to be listed on NYSE under the symbols “SOUL” and “SOULR,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution but will focus on insurance services, retirement savings, and other related financial services.

The Company’s management team is led by Justin Lafazan, its Chief Executive Officer and Chairman of the Board of Directors, and Z Teresa Strassner, its Chief Financial Officer and Director. In addition, the Board includes Jeffrey Hoffman, Blake Janover, Ty Sagalow, David Magli, Marques Colston, Frank Candio, Daniel Hickey and Natasha Srulowitz.

Cantor Fitzgerald & Co. acted as sole book-running manager for the offering.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on April 1, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Soulpower Acquisition Corporation
Justin Lafazan
justin@soulpowerhq.com